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                                                                    Exhibit 4.1

                                 AMENDMENT NO. 2

                                       TO

                     STOCKHOLDER PROTECTION RIGHTS AGREEMENT


         This Amendment No. 2 (this "Amendment"), dated as of July 3, 2006, is between CD&L, Inc., a Delaware corporation formerly known as Consolidated Delivery & Logistics, Inc. (the "Company"), and American Stock Transfer & Trust Company, a New York corporation (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent entered into a Stockholder Protection Rights Agreement, dated as of December 27, 1999, and amended as of April 14, 2004 (as amended, the "Rights Agreement"); and

         WHEREAS, Section 5.4 of the Rights Agreement provides that, prior to the Flip-in Date, the Company and the Rights Agent may amend the Rights Agreement in any respect without the approval of any holders of Rights; and

         WHEREAS, the Board of Directors of the Company has approved this Amendment;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1.       Amendment of Section 1.1

                  (a) Section 1.1 of the Rights Agreement is amended by adding thereto the following definitions:

                  "'Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of July 3, 2006, by and among Velocity Express Corporation, a Delaware corporation ("Purchaser"), CD&L Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Purchaser ("Newco"), and the Company, as the same may be amended from time to time.

                  'Company Voting Agreement' shall mean the Company Voting Agreement (as defined in the Merger Agreement).

                  'Securities Purchase Agreements' shall mean the Securities Purchase Agreements (as defined in the Merger Agreement)."

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                  (b) Section 1.1 of the Rights Agreement is amended further by deleting the definition of "Expiration Time" in its entirety and inserting the following in lieu thereof:

                  "'Expiration Time' shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the close of business on the tenth anniversary of the Record Time or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement)."

         2.       Addition of New Section 5.19.

                  The Rights Agreement is amended by adding a Section 5.19 thereof which shall read as follows:

                  "Section 5.19. Exception For Purchaser. Notwithstanding any provision of this Agreement to the contrary, neither a Flip-in Date, Flip-over Transaction or Event, Separation Time nor a Stock Acquisition Date shall be deemed to have occurred, none of the Purchaser, Newco or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, this Agreement, in any such case by reason of: (a) the approval, execution or delivery of the Merger Agreement, the Company Voting Agreement, the Securities Purchase Agreements or any amendments thereof, provided that any such amendment is approved in advance by the Board of Directors of the Company;
                  (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement), or by the Company Voting Agreements or the Securities Purchase Agreements; (c) any conversion, exercise or exchange of any of the Company's securities acquired pursuant to the Securities Purchase Agreements; or (d) in the event of a termination of the Merger Agreement, any additional acquisitions of the Company's securities by any of Purchaser, Newco or any of their Affiliates or Associates (i) which are consummated after termination of the Merger Agreement at a purchase price of not less than $3.00 per share of Common Stock (on an as-converted basis, in the case of Convertible Securities (as defined in the Merger Agreement)) (ii) which do not cause any of Purchaser, Newco or any of their Affiliates or Associates to become the Beneficial Owner of more than 51% of the shares of Common Stock outstanding at the time of such additional acquisitions, and (iii) which, in the event there is a Second Purchaser Restricted Period (as defined in the Merger Agreement), occur after the expiration of the Second Purchaser Restricted Period."

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         3.       Effectiveness.

         This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         4.       Miscellaneous.

         This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, including by means of facsimile, electronic mail or similar means, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date set forth above.


                               CD&L, INC.


                               By:
                                   ---------------------------------------------
                               Name:
                               Title:



                               AMERICAN STOCK TRANSFER & TRUST COMPANY


                               By:
                                   ---------------------------------------------
                               Name:


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